EXHIBIT 10.6 International William L. Ballhaus President and CEO

July 20, 2010

Mr. William T. Kansky

1082 Great Passage Blvd.

Great Falls, Virginia 22066

Dear Mr. Kansky:

I am pleased to offer you employment with DynCorp International LLC (the “Company”) as Senior Vice President and Chief Financial Officer, effective August 1, 2010. In this capacity, your office location will be Falls Church, Virginia, and you will report directly to me.

You will be classified as an exempt employee. Your salary will be payable in bi-weekly increments of twenty- three thousand seventy-six dollars and ninety-two cents ($23,076.92), less statutory deductions, for an annualized rate of six hundred thousand dollars ($600,000.00).

In this position, you will be eligible to participate in the company’s Executive Incentive Plan (EIP). Your individual target for FY-11 will be one hundred percent (100%) of your annual salary as of your date of hire. Fiscal year 2011 begins April 1, 2010 and ends March 31, 2011. The possible compensation arising from your participation is currently assumed to be payable in July, 2011. You must be actively employed at that time to receive compensation from this plan.

You will also be nominated to participate in the company’s Long Term Incentive Plan which is currently under review by the Board of Directors of DynCorp International.

You will be eligible to participate in the DynCorp International’s benefits programs in place from time to time. Details of the plans will be discussed with you as part of the on-boarding process.

You will serve as an employee at will. You can resign your employment at any time and can be terminated at any time. However, in the event the Company terminates your employment without “Cause,” the Company agrees to pay you a severance amount equal to 2.0 times your Base Annual Compensation plus target annual bonus opportunity in effect at time of termination, less standard deductions and withholdings payable at time of termination. Should you resign or should the Company terminate your employment for “Cause,” you will receive only the salary earned by you through the date of termination and no additional severance payment shall be made.

For purposes of this agreement, “Cause” to mean (i) if the Board, in its sole discretion, has reason to believe that the Executive has committed a felony, (ii) one or more acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates, (iii) conduct by the Executive in connection with his

3190 Fairview Park Drive, Suite 700, Falls Church, Virginia, 22042

Phone: (703) 462-7100 – Fax: (703) 462-7210 – www.dyn-intl.com

EXHIBIT 10.6 International William L. Ballhaus President and CEO

employment duties that is fraudulent, unlawful or negligent, (iv) misconduct by the Executive which seriously discredits or damages the Company, its subsidiaries or affiliates, (v) failure by the Executive to comply with the lawful direction of the Board of Directors, to the extent not inconsistent with the employment agreement, and (vi) material breach by the Executive of his employment agreement and/or the Company’s policies, which breach, if curable, is not cured within 10 days after written notice thereof by the Board.

Further, the Company will require you to execute a covenant not to compete precluding you from engaging in direct competition with the Company’s business for a period of one year following the conclusion of your employment.

In accordance with federal law, employees are required to furnish proof of their authorization to work in the United States within three days of the date on which they begin employment. Therefore, please bring on your first day of employment the appropriate documents to fulfill these requirements.

This offer is fully contingent upon satisfactory results of your background investigation and pre-employment drug screening. In the event the results of either the background investigation or pre-employment drug screening are unsatisfactory to the Company, this offer will be withdrawn and/or the employment relationship terminated.

This offer of employment is valid for a period of ten (10) working days from the date of this letter, after which it may be withdrawn. In the event you accept this offer of employment, please acknowledge via your signature below and return your response to the attention of Dianne Walker, Senior VP of Human Resources, by either e- mail (Dianne.Walker@dyn-intl.com) or fax (817) 224-1794.

The foregoing summarizes DI’s offer. I look forward to your positive response and would welcome working closely together to advance DynCorp International’s global interests and growth.

Sincerely,

/s/ William L. Ballhaus

William L. Ballhaus President and Chief Executive Officer DynCorp International LLC

I accept the offer of employment as stated above. I understand that I have the right to terminate my employment at any time with or without cause, and that DynCorp International retains the

3190 Fairview Park Drive, Suite 700, Falls Church, Virginia, 22042

Phone: (703) 462-7100 – Fax: (703) 462-7210 – www.dyn-intl.com

EXHIBIT 10.6 International William L. Ballhaus President and CEO

same right. I further understand that the terms of this offer of employment supersede the terms of all previously executed offers of employment.

/s/ William T. Kansky
William T. Kansky

3190 Fairview Park Drive, Suite 700, Falls Church, Virginia, 22042

Phone: (703) 462-7100 – Fax: (703) 462-7210 – www.dyn-intl.com